Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
     We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-121458, 333-60710, 333-52980 and 333-83273) and Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-42860) of U.S. Concrete, Inc. of our report dated February 6, 2006, relating to the consolidated financial statements of Alberta Investments, Inc. and its subsidiaries as of and for the years ended December 31, 2005 and 2004 and our review report dated June 22, 2006, relating to the consolidated financial statements of Alberta Investments, Inc. and its subsidiaries as of and for the three months ended March 31, 2006 and 2005, which reports are incorporated by reference in this Current Report on Form 8-K.
/s/ Perryman, Chaney & Associates, L.L.P.
Dallas, Texas
June 27, 2006